Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

June 21, 2019

Quarterly Distribution Report No. 218

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on June 20, 2019.

This Quarterly Distribution report relates to two payments received by the Trust from EMI Entertainment World Inc. (“EMI”) during the first quarter of 2019 (the “Q1 Distribution Period”), the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q1 Distribution Period (the “Contingent Portion Payment”) and the audit settlement payment attributable to the audit settlement agreement entered into by the Trust and EMI on April 23, 2019 (the “Audit Settlement Payment”).

The Trust received $296,975 ($1.0693 per Trust Unit) for the Contingent Portion Payment attributable to the Q1 Distribution Period, as compared to $372,519 ($1.3414 per Trust Unit) for the payment attributable to the first quarter of 2018. The Trust also received $1,000,000 for the Audit Settlement Payment in full and final settlement of an audit on the books and records of EMI for the period between October 1, 2011 and December 31, 2015.

After receiving the Q1 contingent portion payment and the Audit Settlement Payment, the Trust paid $118,823 to third parties in connection with invoices rendered to the Trust, leaving a balance of $1,178,152 ($4.2423 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on June 20, 2019.

During the twelve month period ended June 30, 2019, the Trust’s aggregate distributions will amount to $1,675,140 ($6.0320 per Trust Unit), as compared to $670,505 ($2.4143 per Trust Unit) during the twelve month period ended June 30, 2018.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended June 30, 2019 and June 30, 2018 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended June 30, 2019		Per Unit*

Gross royalty income collected by EMI for the period	$973,022

Less: Related royalty expense	309,786
Amount deducted by EMI	346,427
Adjustment for copyright renewals, etc.	19,834

	676,047

Balance as reported by EMI	$296,975

Payments received by Trust	$296,975		$1.0693
Royalty audit settlement with EMI	1,000,000		3.6009

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	118,823		.4279

Balance available for distribution	$1,178,152		$4.2423

Distribution per Unit*		$4.2423

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended June 30, 2018		Per Unit*	Twelve Months Ended June 30, 2019		Per Unit	Twelve Months Ended June 30, 2018		Per Unit

$1,348,186			$3,072,234			$3,246,837

517,593			1,087,180			1,260,811
428,572			929,399			930,246
29,502			90,007			87,682

975,667			2,106,586			2,278,739

$372,519			$965,648			$968,098

$372,519		$1.3414	$965,648		$3.4772	$968,098		$3.4859
			1,000,000		3.6009
71,899		.2589	290,508		1.0461	297,593		1.0716

$300,620		$1.0825	$1,675,140		$6.0320	$670,505		$2.4143

	$1.0825			$6.0320			$2.4143